Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 4th day of January, 1995, by and between South Dakota Soybean Processors (hereinafter “Employer”), and Larry Mahlum (hereinafter “Employee”).

W I T N E S S E T H:

In consideration of the mutual promises and covenants as hereinafter set forth, the parties agree as follows:

1.             Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer on the terms and conditions set forth in this Agreement. The Employee shall be considered an at-will employee and may be terminated with or without cause.

2.             Term. The term of employment under this Agreement shall commence January 1, 1995, and shall continue thereafter unless and until terminated as hereinafter provided. The hours of employment shall be set by the Board of Directors and/or the President.

3.             Duties. The Employee is engaged to perform consulting services for and on behalf of the Employer. In addition to consulting services, the Employee shall also perform services coordinating the construction project for the Cooperative, including obtaining necessary permits, ensuring compliance with all state and federal laws and regulations, contacting design engineering firms, requesting bids from various contractors, and submitting the bids to the Board of Directors.

In consideration of the compensation payments to be made and the other benefits extended herein, the Employee agrees to serve the Employer faithfully and to the best of his ability, to use his best efforts to promote the interests of the Employer and to devote such time, energy and skill as may be required to perform the duties and services specified herein.

4.             Compensation. The Employer during the term of this Agreement shall pay the Employee a monthly salary of Four Thousand and No/100 Dollars ($4,000.00) payable on the last day of each month.  [Increased to $5,000 per month or $60,000 per year on September 1, 1995.]

5.             Expenses. Employer will reimburse Employee for all legitimate and reasonable expenses, including travel, mileage, postage and phone expenses, incurred by Employee in the discharge of his duties in connection with the business of Employer, and authorized upon the presentment by Employee, from time to time, of an itemized account of such expenditures and receipts therefor. Mileage shall be paid at the rate of $.28 per mile.

6.             Termination by Employee. The Employee may terminate this Agreement upon thirty (30) days written notice to the Employer.

7.             Termination by Employer. Employer may terminate this Agreement at any time, with or without cause, without notice and without any liability on the part of Employer.

8.             Construction. This Agreement shall be governed by the laws of the State of South Dakota.

9.             Entire Agreement. This instrument contains the entire agreement of the parties concerning employment and may not be changed except by written agreement duly executed by the parties hereto.

10.           Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs, and personal representatives.

11.           Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision is determined to be invalid, such invalidity shall not impair or otherwise affect the validity of the other provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement from the date and year first above written.

EMPLOYER

SOUTH DAKOTA SOYBEAN PROCESSORS

By	/s/ Paul W. Casper
Its President

EMPLOYEE:

/s/ Larry Mahlum
Larry Mahlum